Exhibit 99.1

Media Release

PEABODY REPORTS RESULTS FOR QUARTER ENDED SEPTEMBER 30, 2022
ST. LOUIS, November 3, 2022 – Peabody (NYSE: BTU) today reported net income attributable to common stockholders of $375.1 million, or $2.33 per diluted share, for the third quarter of 2022, compared to a net loss attributable to common stockholders of $44.2 million, or $0.38 per diluted share in the prior year quarter. Peabody’s third quarter 2022 results included a $90.4 million unrealized mark-to-market gain related to its coal hedging activities. Peabody had Adjusted EBITDA1 of $438.9 million in the third quarter of 2022 compared to $289.1 million in the third quarter of 2021 and generated operating cash flow of $494.7 million in the third quarter of 2022 compared to $4.4 million in the third quarter of 2021.
“All of our business segments continued to build on first half momentum and reported strong performance results, delivering Free Cash Flow1 of over $460 million and Adjusted EBITDA of $439 million while recovering from significant weather events in the early part of the third quarter, setting the stage to finish the year even stronger,” said Peabody President and Chief Executive Officer Jim Grech. “Coal prices remain at levels that result in a favorable outlook for each of our operating segments. We are pleased to be moving forward with redevelopment of the North Goonyella southern reserves to unlock the value of this strategic asset as we continue to strengthen our balance sheet.”
Third Quarter Highlights
•Tons sold increased more than 4 million tons from the second quarter to 32.7 million tons
•Adjusted EBITDA of $439 million, a 50 percent increase compared to the prior year quarter
•Free Cash Flow of $461 million, the best result in 18 quarters, ending quarter with nearly $1.4 billion of Cash and cash equivalents
•Commenced redevelopment at North Goonyella
•Strengthened the balance sheet with $186 million of additional secured debt retirements and $143 million of Wilpinjong 10% secured debt repurchase offers are outstanding
•Increased 2023 PRB priced tons to 82 million at an average price of $13.25 per ton
1 Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. Adjusted EBITDA margin is equal to segment Adjusted EBITDA divided by segment revenue. Revenue per Ton and Adjusted EBITDA Margin per Ton are equal to revenue by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Costs per Ton is equal to Revenue per Ton less Adjusted EBITDA Margin per Ton. Management believes Costs per Ton and Adjusted EBITDA Margin per Ton best reflect controllable costs and operating results at the mining segment level. We consider all measures reported on a per ton basis, as well as Adjusted EBITDA margin, to be operating/statistical measures. Please refer to the tables and related notes in this press release for a reconciliation and definition of non-GAAP financial measures.

North Goonyella Redevelopment
We have begun the initial steps to redevelop the Company’s North Goonyella mine, a premium hard-coking coal longwall operation in Australia with over 70 million tons of reserves. The project will benefit from substantial infrastructure and equipment in place at the mine including a new 300-meter longwall system, a proven coal handling preparation plant (CHPP), a dedicated rail loop for transport to the Dalrymple Bay Coal Terminal (DBCT), and an accommodation village with housing and service amenities for more than 400 workers. North Goonyella is expected to reweight Peabody’s long-term production and revenue toward metallurgical coal and to generate attractive returns at historical long term metallurgical prices.
The initial $140 million of redevelopment capital expenditure has been approved and includes further ventilation, equipment, conveyors, and infrastructure updates in anticipation of reaching development coal, subject to regulatory approvals, in the first quarter of 2024. Cash flows from operations will fund all redevelopment costs as the Company continues to strengthen the balance sheet. Development costs beyond the current Board approved amount are estimated to be $240 million, allowing longwall operations to commence in 2026. Project returns are estimated at approximately 25%, solely for 20 million tons of longwall production over five years, with further options to develop the remaining reserves.
Segment Performance

Seaborne Thermal
	Quarter Ended			Nine Months Ended
	Sept.	Jun.	Sept.	Sept.	Sept.
	2022	2022	2021	2022	2021
Tons sold (in millions)	3.7	4.0	4.5	11.5	12.7
Export	1.6	2.2	2.6	5.6	6.8
Domestic	2.1	1.8	1.9	5.9	5.8
Revenue per Ton	$95.54	$87.37	$58.53	$83.30	$49.86
Export - Avg. Realized Price per Ton	187.94	143.43	85.59	148.68	72.73
Domestic - Avg. Realized Price per Ton	21.77	21.34	21.77	21.15	22.82
Costs per Ton	49.22	43.85	35.09	45.22	33.72
Adjusted EBITDA Margin per Ton	$46.32	$43.52	$23.44	$38.08	$16.14
Adjusted EBITDA (in millions)	$171.2	$176.8	$104.4	$438.5	$204.3
During the third quarter, the seaborne thermal segment shipped 3.7 million tons, 300 thousand tons lower than second quarter while export tons decreased by 600 thousand tons primarily due to previous weather events and heavy rainfall in the early part of the third quarter. The average export realized price increased 31 percent to $187.94 per ton, despite 264 thousand metric tons sold at $84.00 under the hedge program that extended the life of the Wambo underground mine. Third quarter seaborne thermal segment costs of $49.22 per ton were higher primarily due to lower production from Wambo OC JV and higher sales price sensitive costs. The segment reported Adjusted EBITDA margins of 48 percent and Adjusted EBITDA of $171.2 million, in the third quarter.
Wilpinjong shipped 2.8 million tons at an average realized price of $72 per ton, which included 0.8 million tons of export sales at an average realized price of $206 per ton and 2.1 million domestic tons. Average Wilpinjong costs of $31.20 per ton were 7 percent lower than the prior quarter due to higher production volume. In the third quarter, Wilpinjong contributed $115.0 million to segment Adjusted EBITDA and had $203 million of cash at September 30, 2022.

Seaborne Metallurgical
	Quarter Ended			Nine Months Ended
	Sept.	Jun.	Sept.	Sept.	Sept.
	2022	2022	2021	2022	2021
Tons sold (in millions)	1.8	1.6	1.5	4.6	3.9
Revenue per Ton	$179.77	$330.56	$119.98	$254.52	$99.18
Costs per Ton	114.32	144.91	81.61	124.86	96.98
Adjusted EBITDA Margin per Ton	$65.45	$185.65	$38.37	$129.66	$2.20
Adjusted EBITDA (in millions)	$113.2	$299.7	$57.4	$593.9	$8.6
During the third quarter, the seaborne met segment shipped 1.8 million tons at an average realized price of $179.77 per ton, 46 percent lower compared to the prior quarter, in line with average Premium Hard Coking Coal (PHCC) pricing change of 44 percent. Tons sold increased by approximately 0.2 million tons, with higher production from Metropolitan offsetting lower Shoal Creek volume. Total segment costs of $114.32 per ton were 21 percent lower due to improved Metropolitan productivity and lower sales price sensitive costs. The segment reported 36 percent Adjusted EBITDA margins and Adjusted EBITDA of $113.2 million, in the third quarter.

Powder River Basin
	Quarter Ended			Nine Months Ended
	Sept.	Jun.	Sept.	Sept.	Sept.
	2022	2022	2021	2022	2021
Tons sold (in millions)	22.3	18.5	22.7	61.4	65.9
Revenue per Ton	$12.99	$12.44	$10.88	$12.55	$10.99
Costs per Ton	11.29	12.55	9.25	11.84	9.28
Adjusted EBITDA Margin per Ton	$1.70	$(0.11)	$1.63	$0.71	$1.71
Adjusted EBITDA (in millions)	$37.9	$(2.0)	$37.0	$43.5	$112.6
The PRB segment shipped 22.3 million tons at an average realized price of $12.99 per ton in the third quarter, $0.55 per ton better than the second quarter. Tons sold increased by approximately 3.8 million tons, due to higher customer nominations and improving rail performance. PRB costs per ton were 10 percent lower primarily due to higher production levels. For the third quarter, the segment reported 13% Adjusted EBITDA margins and Adjusted EBITDA of $37.9 million.

Other U.S. Thermal
	Quarter Ended			Nine Months Ended
	Sept.	Jun.	Sept.	Sept.	Sept.
	2022	2022	2021	2022	2021
Tons sold (in millions)	4.8	4.4	4.5	13.4	12.3
Revenue per Ton	$54.58	$51.40	$40.99	$51.62	$40.20
Costs per Ton	39.40	37.25	30.99	37.80	30.02
Adjusted EBITDA Margin per Ton	$15.18	$14.15	$10.00	$13.82	$10.18
Adjusted EBITDA (in millions)	$72.7	$61.9	$45.1	$184.6	$125.6
During the third quarter, the Other U.S. thermal segment shipped 4.8 million tons at an average realized price of $54.58 per ton, a 6 percent increase in realized prices compared to the second quarter. Costs per ton increased 6 percent primarily due to higher repairs and maintenance. The segment reported 28 percent Adjusted EBITDA margins and Adjusted EBITDA of $72.7 million.

Corporate and Other
In the third quarter, the company recognized income from equity affiliates of $27.5 million ($120.9 million year to date) primarily related to its fifty percent interest in Middlemount and related 0.4 million attributable tons of metallurgical coal (1.2 million tons year to date). Production in the third quarter was negatively impacted by severe rains in Australia in the early part of the third quarter.
Balance Sheet and Cash Flow
“Peabody’s diversified product segments continue to generate substantial Free Cash Flow, which allows us to invest in a financially attractive project to enhance our metallurgical coal portfolio while continuing to strengthen our balance sheet,” said Peabody Executive Vice President and Chief Financial Officer Mark Spurbeck.
Peabody ended the quarter with $1,354.5 million of cash and cash equivalents, $485 million more than total debt. In the third quarter, the company generated $461.3 million of Free Cash Flow. Cash margin posted associated with the company’s coal hedging activities decreased $78 million in the third quarter to approximately $466 million at September 30, 2022.
The company continued to reduce debt levels, retiring approximately $186 million of senior secured debt during the quarter and had $143 million of additional repurchase offers on the Wilpinjong subsidiary 10% secured debt outstanding at September 30, 2022. The company posted an additional $31 million of cash collateral in support of future reclamation obligations, bringing total cash collateral supporting surety bonds to $88 million, which is reported in Investments and Other Assets on the Company’s balance sheet. Based on third quarter Free Cash Flow results, an additional $62 million of cash will be posted in the fourth quarter.
Fourth Quarter 2022 Outlook
Seaborne Thermal
•Export volume is expected to be 2.4 million tons, less than previously thought primarily due to lower production from our 50 percent ownership of the Wambo Open-cut joint venture as a result of heavy rains in October. 1.2 million tons are priced at $122 per ton (includes 564 thousand metric tons hedged at $84), and approximately 1.1 million tons of Wilpinjong high ash product and 0.1 million tons of Newcastle product are unpriced.
•Costs are expected to improve to approximately $40 per ton.
Seaborne Metallurgical
•Export volume is now expected to be 2.0 million tons as a result of lower Shoal Creek production and heavy rains at the CMJV in October, with 0.2 million tons priced at $244 per ton. The current product mix is expected to achieve 75-80% of the premium hard coking coal index price.
•Costs are expected to be approximately $125 per ton.
U.S. Thermal
•PRB volume is expected to be approximately 23 million tons at an average price of $13.50 per ton and cost of $11.50 per ton.
•Other U.S. Thermal volume is expected to be approximately 4.7 million tons at an average price of $49 per ton and cost of $40 per ton as both sales volume and costs are pressured by poor rail performance.
Other
•Full year capital guidance has been increased to $210 million primarily due to North Goonyella redevelopment and deposits for longwall equipment at Shoal Creek.
Today’s earnings call is scheduled for 10 a.m. CT and can be accessed via the company’s website at PeabodyEnergy.com.

Peabody (NYSE: BTU) is a leading coal producer, providing essential products for the production of affordable, reliable energy and steel. Our commitment to sustainability underpins everything we do and shapes our strategy for the future. For further information, visit PeabodyEnergy.com.
Contact:
Alice Tharenos
314.342.7890

Guidance Targets

Segment Performance
	2022 Full Year
	Total Volume (millions of short tons)	Priced Volume (millions of short tons)	Priced Volume Pricing per Short Ton	Average Cost per Short Ton
PRB – Total	80 - 90	90	$13.00	$11.25 - $12.00
Other U.S. Thermal – Total	17.5 - 18.5	18.9	$49.50	$38.00 - $40.00
Seaborne Thermal (Export)	7.8 - 8.2	6.9	$144.00	NA
Seaborne Thermal – Total	15.6 - 16.0	14.6	$78.25	$43.00 - $47.00
Seaborne Metallurgical – Total	6.5 - 6.8	4.8	$250.00	$115.00 - $125.00

Wilpinjong Performance
	2022 Full Year
	Volume (millions of short tons)	Priced Volume (millions of short tons)	Priced Volume Pricing per Short Ton	Average Cost per Short Ton
Wilpinjong (Export)	4.6 - 4.8	3.5	$151.25	NA
Wilpinjong (Domestic)	7.7 - 7. 8	7.8	$20.50	NA
Wilpinjong – Total	12.3 - 12.6	11.3	$61.00	$29.50 - $32.50

Other Annual Financial Metrics ($ in millions)
	2022 Full Year
SG&A	$85
Net Cash Interest Payments	$130
Major Project / Growth Capital Expenditures	$100
Total Capital Expenditures	$210
ARO Cash Spend	$60
Postretirement benefits cash spend	$25

Supplemental Information

PRB and Other U.S. Thermal	PRB and Other U.S. Thermal volume reflects volume priced as of October 2022. Weighted average quality for the PRB segment 2022 volume is approximately 8670 BTU.
Seaborne Thermal	Seaborne Thermal volume reflects volume priced as of October 2022, including Annual priced volume. Realized seaborne thermal export pricing varies based on sales timing and product quality as well as optimization strategies. In general, the Wambo unpriced products for the fourth quarter of 2022 are expected to price with reference to Globalcoal “NEWC” levels and Wilpinjong, with a higher ash content is anticipated to price principally in line with API 5 price levels given current coal quality and market conditions.
Seaborne Metallurgical
On average, Peabody's total metallurgical sales are anticipated to price at a 20-25% discount to the premium hard-coking coal index price (FOB Australia). Peabody's total metallurgical sales for the fourth quarter of 2022 are expected to be comprised of ~10% HVA coal and ~90% PCI / SHCC / Thermal coals.

Certain forward-looking measures and metrics presented are non-GAAP financial and operating/statistical measures. Due to the volatility and variability of certain items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Sept. 30, 2022, Jun. 30, 2022 and Sept. 30, 2021 and the Nine Months Ended Sept. 30, 2022 and 2021

(In Millions, Except Per Share Data)
	Quarter Ended			Nine Months Ended
	Sept.	Jun.	Sept.	Sept.	Sept.
	2022	2022	2021	2022	2021

Tons Sold	32.7	28.6	33.7	91.2	96.7

Revenue (1)	$1,342.5	$1,321.9	$679.0	$3,355.8	$2,053.7
Operating Costs and Expenses (2)	838.4	825.6	649.4	2,363.0	1,843.4
Depreciation, Depletion and Amortization	80.7	73.8	77.9	227.4	223.3
Asset Retirement Obligation Expenses	13.1	12.7	14.3	40.8	45.3
Selling and Administrative Expenses	19.6	21.8	21.1	64.5	64.2
Restructuring Charges	1.0	0.2	1.7	2.8	5.9
Other Operating (Income) Loss:
Net Gain on Disposals	(5.0)	(12.8)	(25.8)	(22.7)	(28.2)
Asset Impairment	1.7	—	—	1.7	—
Income from Equity Affiliates	(27.5)	(48.7)	(15.8)	(120.9)	(11.4)
Operating Profit (Loss)	420.5	449.3	(43.8)	799.2	(88.8)
Interest Expense	33.8	37.6	45.5	110.8	143.3
Net Loss (Gain) on Early Debt Extinguishment	8.7	2.3	(16.0)	34.5	(31.3)
Interest Income	(4.9)	(0.9)	(1.4)	(6.3)	(4.2)
Net Periodic Benefit Credit, Excluding Service Cost	(12.2)	(12.3)	(8.6)	(36.7)	(26.0)
Income (Loss) from Continuing Operations Before Income Taxes	395.1	422.6	(63.3)	696.9	(170.6)
Income Tax Provision (Benefit)	10.7	11.3	(3.7)	21.0	(10.3)
Income (Loss) from Continuing Operations, Net of Income Taxes	384.4	411.3	(59.6)	675.9	(160.3)
(Loss) Income from Discontinued Operations, Net of Income Taxes	(0.8)	(0.7)	24.3	(2.3)	20.0
Net Income (Loss)	383.6	410.6	(35.3)	673.6	(140.3)
Less: Net Income Attributable to Noncontrolling Interests	8.5	1.1	8.9	8.5	12.6
Net Income (Loss) Attributable to Common Stockholders	$375.1	$409.5	$(44.2)	$665.1	$(152.9)

Adjusted EBITDA (3)	$438.9	$577.8	$289.1	$1,344.2	$472.3

Diluted EPS - Income (Loss) from Continuing Operations (4)(5)	$2.34	$2.55	$(0.60)	$4.33	$(1.65)

Diluted EPS - Net Income (Loss) Attributable to Common Stockholders (4)	$2.33	$2.54	$(0.38)	$4.31	$(1.46)

(1)
Includes a net gain of $90.4 million and net losses of $24.5 million and $238.4 million related to unrealized mark-to-market adjustments on derivatives related to forecasted sales during the quarters ended September 30, 2022, June 30, 2022 and September 30, 2021, respectively, and net losses of $235.1 million and $264.0 million during the nine months ended September 30, 2022 and 2021, respectively.

(2)	Excludes items shown separately.
(3)	Adjusted EBITDA is a non-GAAP financial measure. Refer to the “Reconciliation of Non-GAAP Financial Measures” section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(4)
Weighted average diluted shares outstanding were 161.9 million during both the quarters ended September 30, 2022 and June 30, 2022, and 114.9 million during the quarter ended September 30, 2021. During the nine months ended September 30, 2022 and 2021, weighted average diluted shares outstanding were 155.6 million and 104.9 million, respectively.

(5)	Reflects income (loss) from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Balance Sheets
As of Sept. 30, 2022 and Dec. 31, 2021

(Dollars In Millions)
	(Unaudited)
	Sep. 30, 2022	Dec. 31, 2021

Cash and Cash Equivalents	$1,354.5	$954.3
Accounts Receivable, Net	426.4	350.5
Inventories, Net	277.4	226.7
Other Current Assets	305.8	270.2
Total Current Assets	2,364.1	1,801.7
Property, Plant, Equipment and Mine Development, Net	2,817.6	2,950.6
Operating Lease Right-of-Use Assets	29.0	35.5
Investments and Other Assets	220.3	162.0
Total Assets	$5,431.0	$4,949.8

Current Portion of Long-Term Debt	$546.9	$59.6
Accounts Payable and Accrued Expenses	771.2	872.1
Total Current Liabilities	1,318.1	931.7
Long-Term Debt, Less Current Portion	322.3	1,078.2
Deferred Income Taxes	24.5	27.3
Asset Retirement Obligations	660.8	654.8
Accrued Postretirement Benefit Costs	203.9	212.1
Operating Lease Liabilities, Less Current Portion	13.3	27.2
Other Noncurrent Liabilities	226.9	197.7
Total Liabilities	2,769.8	3,129.0

Common Stock	1.9	1.8
Additional Paid-in Capital	3,974.1	3,745.6
Treasury Stock	(1,372.9)	(1,370.3)
Accumulated Deficit	(248.1)	(913.2)
Accumulated Other Comprehensive Income	256.2	297.9
Peabody Energy Corporation Stockholders' Equity	2,611.2	1,761.8
Noncontrolling Interests	50.0	59.0
Total Stockholders' Equity	2,661.2	1,820.8
Total Liabilities and Stockholders' Equity	$5,431.0	$4,949.8

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended Sept. 30, 2022, Jun. 30, 2022 and Sept. 30, 2021 and the Nine Months Ended Sept. 30, 2022 and 2021

(Dollars In Millions)
	Quarter Ended			Nine Months Ended
	Sept.	Jun.	Sept.	Sept.	Sept.
	2022	2022	2021	2022	2021
Cash Flows From Operating Activities
Net Cash Provided By Continuing Operations	$496.8	$284.6	$18.5	$508.9	$0.5
Net Cash Used in Discontinued Operations	(2.1)	(1.5)	(14.1)	(4.8)	(18.9)
Net Cash Provided By (Used In) Operating Activities	494.7	283.1	4.4	504.1	(18.4)
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(41.4)	(33.4)	(29.7)	(104.5)	(123.6)
Changes in Accrued Expenses Related to Capital Expenditures	1.4	(2.7)	0.8	(8.3)	(3.3)
Proceeds from Disposal of Assets, Net of Receivables	7.2	19.8	7.8	30.6	12.7
Contributions to Joint Ventures	(199.1)	(149.4)	(119.3)	(475.1)	(363.8)
Distributions from Joint Ventures	184.4	132.6	97.7	465.2	350.3
Advances to Related Parties	(0.1)	(1.2)	(0.2)	(1.3)	(0.4)
Cash Receipts from Middlemount Coal Pty Ltd and Other Related Parties	11.0	96.7	5.8	154.9	8.4
Other, Net	3.2	(3.1)	—	(0.4)	—
Net Cash (Used In) Provided By Investing Activities	(33.4)	59.3	(37.1)	61.1	(119.7)
Cash Flows From Financing Activities
Proceeds from Long-Term Debt	—	—	—	545.0	—
Repayments of Long-Term Debt	(191.5)	(54.9)	(50.5)	(846.3)	(133.6)
Payment of Debt Issuance and Other Deferred Financing Costs	(0.4)	(1.5)	—	(21.1)	(22.5)
Proceeds from Common Stock Issuances, Net of Costs	—	—	112.1	222.0	177.2
Repurchase of Employee Common Stock Relinquished for Tax Withholding	—	(0.6)	—	(2.6)	(1.3)
Distributions to Noncontrolling Interests	(3.7)	—	(3.8)	(17.5)	(3.9)
Other, Net	—	(0.1)	—	—	—
Net Cash (Used In) Provided By Financing Activities	(195.6)	(57.1)	57.8	(120.5)	15.9
Net Change in Cash, Cash Equivalents and Restricted Cash	265.7	285.3	25.1	444.7	(122.2)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	1,133.3	848.0	561.9	954.3	709.2
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,399.0	$1,133.3	$587.0	$1,399.0	$587.0

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Sept. 30, 2022, Jun. 30, 2022 and Sept. 30, 2021 and the Nine Months Ended Sept. 30, 2022 and 2021

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Quarter Ended			Nine Months Ended
	Sept.	Jun.	Sept.	Sept.	Sept.
	2022	2022	2021	2022	2021

Income (Loss) from Continuing Operations, Net of Income Taxes	$384.4	$411.3	$(59.6)	$675.9	$(160.3)
Depreciation, Depletion and Amortization	80.7	73.8	77.9	227.4	223.3
Asset Retirement Obligation Expenses	13.1	12.7	14.3	40.8	45.3
Restructuring Charges	1.0	0.2	1.7	2.8	5.9
Asset Impairment	1.7	—	—	1.7	—
Changes in Deferred Tax Asset Valuation Allowance and Reserves and Amortization of Basis Difference Related to Equity Affiliates	(0.5)	(0.6)	(6.4)	(1.7)	(8.4)
Interest Expense	33.8	37.6	45.5	110.8	143.3
Net Loss (Gain) on Early Debt Extinguishment	8.7	2.3	(16.0)	34.5	(31.3)
Interest Income	(4.9)	(0.9)	(1.4)	(6.3)	(4.2)
Unrealized (Gains) Losses on Derivative Contracts Related to Forecasted Sales	(90.4)	24.5	238.4	235.1	264.0
Unrealized Losses (Gains) on Foreign Currency Option Contracts	1.4	6.3	(0.6)	4.4	8.2
Take-or-Pay Contract-Based Intangible Recognition	(0.8)	(0.7)	(1.0)	(2.2)	(3.2)
Income Tax Provision (Benefit)	10.7	11.3	(3.7)	21.0	(10.3)
Adjusted EBITDA (1)	$438.9	$577.8	$289.1	$1,344.2	$472.3

Operating Costs and Expenses	$838.4	$825.6	$649.4	$2,363.0	$1,843.4
Unrealized (Losses) Gains on Foreign Currency Option Contracts	(1.4)	(6.3)	0.6	(4.4)	(8.2)
Take-or-Pay Contract-Based Intangible Recognition	0.8	0.7	1.0	2.2	3.2
Net Periodic Benefit Credit, Excluding Service Cost	(12.2)	(12.3)	(8.6)	(36.7)	(26.0)
Total Reporting Segment Costs (2)	$825.6	$807.7	$642.4	$2,324.1	$1,812.4

Net Cash Provided By (Used In) Operating Activities	$494.7	$283.1	$4.4	$504.1	$(18.4)
Net Cash (Used In) Provided By Investing Activities	(33.4)	59.3	(37.1)	61.1	(119.7)
Free Cash Flow (3)	$461.3	$342.4	$(32.7)	$565.2	$(138.1)

(1)	Adjusted EBITDA is defined as income (loss) from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses and depreciation, depletion and amortization. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance, as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance and allocate resources.
(2)	Total Reporting Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance, as displayed in the reconciliation above. Total Reporting Segment Costs is used by management as a component of a metric to measure each of our segment's operating performance.
(3)	Free Cash Flow is defined as net cash provided by (used in) operating activities plus net cash (used in) provided by investing activities and excludes cash outflows related to business combinations. Free Cash Flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Supplemental Financial Data (Unaudited)
For the Quarters Ended Sept. 30, 2022, Jun. 30, 2022 and Sept. 30, 2021 and the Nine Months Ended Sept. 30, 2022 and 2021

	Quarter Ended			Nine Months Ended
	Sept.	Jun.	Sept.	Sept.	Sept.
	2022	2022	2021	2022	2021
Revenue Summary (In Millions)
Seaborne Thermal Mining Operations	$353.2	$354.9	$260.7	$959.3	$631.2
Seaborne Metallurgical Mining Operations	310.7	533.8	179.5	1,165.8	388.0

Powder River Basin Mining Operations	290.5	229.7	247.1	771.4	724.1
Other U.S. Thermal Mining Operations	261.4	224.9	184.6	689.4	496.0
Total U.S. Thermal Mining Operations	551.9	454.6	431.7	1,460.8	1,220.1
Corporate and Other (1)	126.7	(21.4)	(192.9)	(230.1)	(185.6)
Total	$1,342.5	$1,321.9	$679.0	$3,355.8	$2,053.7

Total Reporting Segment Costs Summary (In Millions) (2)
Seaborne Thermal Mining Operations	$182.0	$178.1	$156.3	$520.8	$426.9
Seaborne Metallurgical Mining Operations	197.5	234.1	122.1	571.9	379.4

Powder River Basin Mining Operations	252.6	231.7	210.1	727.9	611.5
Other U.S. Thermal Mining Operations	188.7	163.0	139.5	504.8	370.4
Total U.S. Thermal Mining Operations	441.3	394.7	349.6	1,232.7	981.9
Corporate and Other	4.8	0.8	14.4	(1.3)	24.2
Total	$825.6	$807.7	$642.4	$2,324.1	$1,812.4

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Seaborne Thermal Mining Operations	$171.2	$176.8	$104.4	$438.5	$204.3
Adjusted EBITDA - Seaborne Metallurgical Mining Operations	113.2	299.7	57.4	593.9	8.6

Adjusted EBITDA - Powder River Basin Mining Operations	37.9	(2.0)	37.0	43.5	112.6
Adjusted EBITDA - Other U.S. Thermal Mining Operations	72.7	61.9	45.1	184.6	125.6
Adjusted EBITDA - Total U.S. Thermal Mining Operations	110.6	59.9	82.1	228.1	238.2
Middlemount (3)	27.9	48.9	9.3	121.9	2.9
Resource Management Results (4)	5.2	13.8	(0.4)	22.5	3.9
Selling and Administrative Expenses	(19.6)	(21.8)	(21.1)	(64.5)	(64.2)
Other Operating Costs, Net (5)	30.4	0.5	57.4	3.8	78.6
Adjusted EBITDA (2)	$438.9	$577.8	$289.1	$1,344.2	$472.3

(1)	Includes a net gain of $90.4 million and net losses of $24.5 million and $238.4 million related to unrealized mark-to-market adjustments on derivatives related to forecasted sales during the quarters ended September 30, 2022, June 30, 2022 and September 30, 2021, respectively, and net losses of $235.1 million and $264.0 million during the nine months ended September 30, 2022 and 2021, respectively.
(2)	Total Reporting Segment Costs and Adjusted EBITDA are non-GAAP financial measures. Refer to the “Reconciliation of Non-GAAP Financial Measures” section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(3)	We account for our 50% equity interest in Middlemount Coal Pty Ltd. (Middlemount), which owns the Middlemount Mine, under the equity method. Middlemount's standalone results exclude the impact of related changes in deferred tax asset valuation allowance and reserves and amortization of basis difference recorded by the company in applying the equity method. Middlemount's standalone results include (on a 50% attributable basis):
	Quarter Ended			Nine Months Ended
	Sept.	Jun.	Sept.	Sept.	Sept.
	2022	2022	2021	2022	2021
	(In Millions)
Tons sold	0.4	0.3	0.5	1.2	1.6
Depreciation, depletion and amortization and asset retirement obligation expenses	$1.7	$1.9	$3.7	$5.7	$8.6
Net interest expense	—	0.1	1.9	0.2	5.8
Income tax provision	11.2	21.3	4.8	50.5	3.9
(4)	Includes gains (losses) on certain surplus coal reserve and surface land sales and property management costs and revenue.
(5)	Includes trading and brokerage activities, costs associated with post-mining activities, minimum charges on certain transportation-related contracts, costs associated with suspended operations including the North Goonyella Mine and the Q3 2021 gain of $26.1 million recognized on the sale of the Millennium Mine.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events, or developments that Peabody expects will occur in the future are forward-looking statements. They may include estimates of sales and other operating performance targets, cost savings, capital expenditures, other expense items, actions relating to strategic initiatives, demand for the company’s products, liquidity, capital structure, market share, industry volume, other financial items, descriptions of management’s plans or objectives for future operations and descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect Peabody’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond Peabody’s control, including the ongoing impact of the COVID-19 pandemic and factors that are described in Peabody’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2021, and other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody’s website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.